Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys, Inc. Reports Fiscal 2004 Third-Quarter Results

▪	Significant Increase in Earnings Due to Improved Gross Margins and Tight Cost Controls
▪	Strong Sales Performance with 22% Increase Over Last Year; 57% Increase Sequentially
▪	Fiscal 2004 Earnings Expected to Be in the Range of $0.22 - $0.24 Per Share
▪	Company Signs Definitive Agreement to Acquire Inter-American Data, Inc.

CLEVELAND — February 2, 2004 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer solutions, today announced sales of $459.4 million for the fiscal 2004 third quarter ended December 31, 2003. Sales in the quarter increased 22 percent compared with sales of $376.4 million for the third quarter last year, and increased 57 percent sequentially compared with sales of $292.7 million in the second quarter of fiscal 2004. Operating income for the quarter of $20.2 million increased 153 percent over last year and represented 4.4 percent of sales compared with 2.1 percent a year ago.

For the quarter, the Company reported net income of $8.7 million, or $0.31 per basic share and $0.28 per diluted share, compared with net income of $1.9 million, or $0.07 per share (basic and diluted), a year ago. The improved earnings are at the high end of the guidance issued by the Company on January 15, 2004, which anticipated earnings in the range of $0.29 to $0.31 per basic share, and $0.26 to $0.28 per diluted share.

Included in the fiscal 2004 third-quarter results is a restructuring charge of $860,000 related to costs associated with the Company’s fiscal 2003 reorganization. The Company also reported a charge of $712,000 representing the premium paid and the deferred costs written off upon the repurchase of $10.2 million of the Company’s 9.5 percent Senior Notes. For the quarter, Agilysys reported income from continuing operations of $9.1 million, or $0.29 per share, an increase of nearly 300 percent compared with $2.3 million, or $0.08 per share, last year.

“I am very pleased with our third-quarter results and the excellent job our team did in effectively managing the business,” said Arthur Rhein, chairman, president and chief executive officer. “The strong performance across all customer segments was above and beyond the strength we typically see in our third quarter, which historically has been our strongest due to the seasonal nature of our business. In addition, during the quarter we benefited from the positive contribution of our recent acquisition of the Kyrus Corporation.”

The Company noted that the Kyrus operations, acquired September 30, 2003, were quickly integrated and contributed sales of $29.7 million and operating income of $1.4 million in the third quarter.

“We have taken Kyrus from operating at a loss to turning a profit in just one quarter,” said Rhein. The Company noted that, while the Kyrus acquisition added nearly $4.5 million to operating expenses in the third quarter, Agilysys expects to reduce those costs by nearly 25 percent in the fourth quarter as it continues to streamline the business.

During the quarter, the Company reported a loss from discontinued operations of $458,000, net of tax, or $0.01 per share, compared with a loss from discontinued operations of $426,000, or $0.01 per share, in last year’s third quarter. The loss from discontinued operations in both years is related to activities associated with the fiscal 2003 divestiture of the Company’s electronic components distribution business.

Nine-Month Results

For the nine months ended December 31, 2003, sales were $1.0 billion, a 13.3 percent increase from sales of $910.3 million reported for the same period last year. The Company recorded net income for the nine months of $3.8 million, or $0.14 per share, compared with a net loss of $31.4 million, or $1.15 per share, last year. Included in last year’s first nine months was a charge of $34.8 million, net of tax, or $1.27 per share, for the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective April 1, 2003, which was recorded as a cumulative effect of a change in accounting principle.

“I believe our strong results are an early indication that our strategy of focusing solely on enterprise computer solutions is gaining momentum and the marketplace is responding to us as a valued partner,” said Rhein.

Acquisition of Inter-American Data, Inc.

On February 2, 2004, the Company announced that it signed a definitive agreement to acquire substantially all of the assets of Inter-American Data, Inc. (IAD), a leading developer and provider of software and services to hotel casinos and major resorts throughout the United States. IAD powers some of the largest resorts in the world with a robust suite of enterprise solutions for property and materials management as well as electronic document storage. The privately held, Atlanta-based company had revenues of approximately $40 million in 2003.

The purchase price of $36.5 million will be funded with cash and will result in goodwill of approximately $36 million. The acquisition, which is expected to be slightly accretive to fiscal 2004 earnings per share, is anticipated to close on or around February 18, 2004, subject to, among other things, the satisfaction of customary closing conditions.

With this acquisition, Agilysys becomes a leading software developer and service provider to the hospitality industry, particularly the gaming sector, which is an area of the economy that has experienced growth in recent years. Similar to its recent acquisition of Kyrus, the addition of IAD will allow Agilysys access to a new market, broaden its customer base, and increase its service and product offerings.

IAD solutions run on IBM platforms, and are selected for reliability, performance and minimizing system failure at major casinos and resorts. IAD is the market leader in property management systems (PMS) solutions purchased by resort properties in Las Vegas and Atlantic City, the two largest gaming centers in the United States. Most of the major hotel casinos and many of the largest resorts have retained IAD to design, implement and support their PMS for the hotel front office, management accounting, customer service, and housekeeping functions.

Business Outlook

“When we repositioned the Company at the beginning of fiscal 2004, we established several ambitious goals including growing sales faster than the market, growing profits faster than sales, and achieving operating profit margins in the range of 2.0 to 2.5 percent by the end of the fiscal year, as well as driving our return on capital to 7 to 9 percent over the next 18 to 24 months,” said Rhein. “I am pleased to report that, at the end of the first nine months, we are clearly on track to meet or exceed these goals.”

The Company currently estimates that sales for fiscal 2004 will increase between 16 and 18 percent compared with sales for fiscal 2003 of $1.2 billion. Gross margin is now expected to be between 12.2 percent and 12.5 percent of sales for the full year. Operating expenses are anticipated to be approximately 10 percent of sales for fiscal 2004. The Company’s fiscal 2004 full-year earnings guidance is in the range of $0.22 to $0.24 per share.

Conference Call Information

A conference call to discuss quarterly results is scheduled for 10 a.m. ET on Monday, February 2, 2004. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.agilysys.com.

A taped replay of the conference call will be available at noon ET on Monday, February 2, 2004, through midnight ET on Tuesday, February 10, 2004, accessible by dialing 877-344-7529 or 412-858-1440 (account #920 for conference call #329599).

Forward-Looking Language

Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to important factors that could cause Agilysys’ actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys’ subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys’ anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys’ competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys’ actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.

Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer solutions from HP, IBM, and Oracle, as well as other leading manufacturers. Agilysys has a proven track record of delivering complex servers, software, storage, and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information about Agilysys, visit the Company’s website at www.agilysys.com.

For more information contact:	Martin Ellis Executive Vice President, Corporate Development and Investor Relations Agilysys, Inc. 440-720-8682

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AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
(Dollars In Thousands, Except Share and Per Share Data)	2003	2002	2003	2002
Net Sales	$459,363	$376,438	$1,031,639	$910,292
Cost of Goods Sold	399,937	331,416	902,572	795,504

Gross Margin	59,426	45,022	129,067	114,788
Selling, General and Administrative Expenses	38,393	37,038	101,712	103,105
Restructuring Charges	860	—	2,054	—

Operating Income	20,173	7,984	25,301	11,683
Other (Income) Expense
Other Income, net	(160)	(411)	(710)	(470)
Interest Expense, net	2,215	2,534	7,068	6,687
Loss on Retirement of Debt, net	712	—	3,343	—

Income Before Income Taxes	17,406	5,861	15,600	5,466
Provision for Income Taxes	6,967	2,066	6,248	2,066
Distributions on Mandatorily Redeemable Convertible Trust Preferred Securities, net of tax	1,319	1,474	3,986	4,600

Income (Loss) from Continuing Operations	$9,120	$2,321	$5,366	$(1,200)
Income (Loss) from Discontinued Operations, net of tax	(458)	(426)	(1,540)	4,567

Income Before Cumulative Effect of a Change in Accounting Principle	$8,662	$1,895	$3,826	$3,367
Cumulative Effect of a Change in Accounting Principle, net of $1.9 million tax benefit	—	—	—	(34,795)

Net Income (Loss)	$8,662	$1,895	3,826	$(31,428)

Earnings Per Share-Basic
Income (Loss) from Continuing Operations	$0.33	$0.09	$0.19	$(0.04)
Income (Loss) from Discontinued Operations	(0.02)	(0.02)	(0.05)	0.16

Income Before Cumulative Effect of a Change in Accounting Principle	$0.31	$0.07	$0.14	$0.12
Cumulative Effect of a Change in Accounting Principle	—	—	—	(1.27)

Earnings (Loss) Per Share-Basic	$0.31	$0.07	$0.14	$(1.15)

Average Number of Common Shares Outstanding-Basic	27,742,163	27,291,484	27,744,300	27,270,774
Earnings Per Share-Fully Diluted
Income (Loss) from Continuing Operations	$0.29	$0.08	$0.19	$(0.04)
Income (Loss) from Discontinued Operations	(0.01)	(0.01)	(0.05)	0.16

Income Before Cumulative Effect of a Change in Accounting Principle	$0.28	$0.07	$0.14	$0.12
Cumulative Effect of a Change in Accounting Principle	—	—	—	(1.27)

Earnings (Loss) Per Share-Fully Diluted	$0.28	$0.07	$0.14	$(1.15)

Average Number of Common Shares Outstanding- Fully Diluted	36,255,843	27,719,077	28,214,590	27,270,774
Dividends Per Share	$.03	$.03	$.09	$.09

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts at December 31, 2003 are Unaudited)

	December 31	March 31
(Dollars In Thousands, Except Share and Per Share Data)	2003	2003
ASSETS
Current Assets
Cash and cash equivalents	$150,679	$318,543
Accounts receivable, net	369,540	170,708
Inventories, net	62,423	48,285
Deferred income taxes	7,452	6,244
Prepaid expenses	1,679	737
Assets of discontinued operations	22,781	43,367

Total current assets	614,554	587,884
Goodwill	146,116	117,545
Investments in affiliated companies	17,903	19,592
Other assets	12,507	10,625
Property and equipment, net	35,052	38,237

Total Assets	$826,132	$773,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities Accounts payable	$246,464	$139,185
Accrued salaries, wages, commissions and benefits	11,101	7,918
Other accrued liabilities	18,596	13,576
Income taxes	1,420	2,624
Liabilities of discontinued operations	4,520	20,910

Total current liabilities	282,101	184,213
Long-Term Debt	92,478	130,995
Deferred Income Taxes	11,405	7,000
Other Long-Term Liabilities	9,943	9,450
Mandatorily Redeemable Convertible Trust Preferred Securities	125,425	143,675
Shareholders’ Equity
Common stock, at $0.30 per share stated value; 32,115,614 and
32,056,950 shares outstanding, including 3,589,940 subscribed-for shares, in December and March, respectively	9,553	9,535
Capital in excess of stated value	120,557	113,655
Retained earnings	215,721	214,448
Unearned employee benefits	(36,830)	(30,299)
Unearned compensation on restricted stock	(3,018)	(4,575)
Accumulated other comprehensive loss	(1,203)	(4,214)

Total Shareholders’ Equity	304,780	298,550

Total Liabilities and Shareholders’ Equity	$826,132	$773,883